                          AGREEMENT AND PLAN OF MERGER

                                  By and Among

                           GIUFFRE BROS. CRANES, INC.
                         13TH STREET ACQUISITION CORP.

                                      and

                                 REXWORKS INC.

                                August 15, 1997

                               TABLE OF CONTENTS

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                               ARTICLE I

                               THE MERGER

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1.01  The Merger..................................................    1
1.02  Effective Time..............................................    1
1.03  Effect of the Merger........................................    1
1.04  Certificate of Incorporation; By-Laws.......................    1
1.05  Directors and Officers......................................    1
1.06  Taking Necessary Action; Further Action.....................    2
1.07  The Closing.................................................    2

                               ARTICLE II

                        CONVERSION OF SECURITIES

2.01  Conversion of Securities....................................    2
2.02  Dissenting Shares...........................................    2
2.03  Exchange of Certificates....................................    3
2.04  Stock Options...............................................    4

                              ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.01  Organization and Qualification; Subsidiaries................    4
3.02  Certificate of Incorporation; By-Laws.......................    5
3.03  Capitalization..............................................    5
3.04  Authority; Vote Required....................................    5
3.05  No Conflict; Required Filings and Consents..................    6
3.06  Permits; Compliance.........................................    7
3.07  Reports; Financial Statements...............................    7
3.08  Absence of Certain Changes or Events........................    7
3.09  Absence of Litigation.......................................    8
3.10  Contracts; No Default.......................................    8
3.11  Employee Benefit Plans; Labor Matters.......................    8
3.12  Taxes.......................................................    9
3.13  Intellectual Property Rights................................    9
3.14  Insurance...................................................    9
3.15  Brokers.....................................................    9
3.16  Title to Properties.........................................    9
3.17  Labor Matters...............................................   10
3.18  Proxy Statement.............................................   10

                               ARTICLE IV

      REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND ACQUIROR SUB

4.01  Organization and Qualification; Subsidiaries................   10
4.02  Authority...................................................   10
4.03  No Conflict; Required Filings and Consents..................   11
4.04  Ownership of Acquiror Sub; No Prior Activities..............   11
4.05  Financing...................................................   11
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                               ARTICLE V

                               COVENANTS

5.01  Affirmative Covenants of the Company........................   11
5.02  Negative Covenants of the Company...........................   12
5.03  Confidentiality Agreement...................................   13
5.04  Acquisition Proposals.......................................   13
5.05  Sale of Divisions...........................................   14

                               ARTICLE VI

                         ADDITIONAL AGREEMENTS

6.01  Proxy Statement.............................................   14
6.02  Meeting of Shareholders.....................................   15
6.03  Appropriate Action; Consents; Filings.......................   15
6.04  Update Disclosure; Breaches.................................   16
6.05  Public Announcements........................................   16
6.06  Indemnification.............................................   16
6.07  Obligations of Acquiror Sub.................................   17
6.08  Employee Benefits and Compensation..........................   17

                              ARTICLE VII

                           CLOSING CONDITIONS

7.01  Conditions to Obligations of Each Party Under This
      Agreement...................................................   17
7.02  Additional Conditions to Obligations of Acquiror and
      Acquiror Sub................................................   18
7.03  Additional Conditions to Obligations of the Company.........   20

                              ARTICLE VIII

                   TERMINATION, AMENDMENT AND WAIVER

8.01  Termination.................................................   21
8.02  Effect of Termination.......................................   22
8.03  Expenses....................................................   22

                               ARTICLE IX

                           GENERAL PROVISIONS

9.01  Non-Survival of Representations and Warranties..............   23
9.02  Notices.....................................................   23
9.03  Amendment...................................................   23
9.04  Waiver......................................................   24
9.05  Headings....................................................   24
9.06  Severability................................................   24
9.07  Entire Agreement............................................   24
9.08  Assignment..................................................   24
9.09  Parties in Interest.........................................   24
9.10  Governing Law...............................................   24
9.11  Counterparts................................................   24
9.12  Press Releases and Public Announcements.....................   24
9.13  Construction................................................   24
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

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER dated as of August 15, 1997 (the "Agreement"), is made and entered into among GIUFFRE BROS. CRANES, INC., a Delaware corporation ("Acquiror"), 13TH STREET ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Acquiror ("Acquiror Sub") and REXWORKS INC., a Delaware corporation (the "Company").

                                    RECITAL

     The respective Boards of Directors of Acquiror, Acquiror Sub and the Company have determined that it is advisable and in the best interests of the respective corporations and their shareholders that Acquiror Sub be merged with and into the Company in accordance with the Delaware General Corporation Law (the "Delaware Law") and the terms of this Agreement, pursuant to which the Company will be the surviving corporation and will become a wholly-owned subsidiary of Acquiror (the "Merger").

                                   AGREEMENTS

     In consideration of the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree:

                                   ARTICLE I

                                   THE MERGER

     1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware Law, at the Effective Time, Acquiror Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Acquiror Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). Acquiror Sub and the Company are sometimes collectively referred to in this Agreement as the "Constituent Corporations."

     1.02 Effective Time. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties shall cause the Merger to be consummated by filing the Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the Delaware Law and shall take all such further actions as may be required by law to make the Merger effective upon the filing of the Certificate of Merger (the date and time of such effectiveness being the "Effective Time"); provided, however, that the Effective Time shall not be earlier than November 1, 1997.

     1.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Delaware Law. Without limiting the generality of, and subject to the provisions of, the Delaware Law, at the Effective Time, except as otherwise provided in this Agreement, all the property, interests, assets, rights, privileges, immunities, powers and franchises of Acquiror Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities, duties and obligations of Acquiror Sub and the Company shall become the debts, liabilities, duties and obligations of the Surviving Corporation.

     1.04 Certificate of Incorporation; By-Laws. At the Effective Time, the Certificate of Incorporation, as amended by the amendments thereto set forth in Exhibit A (which amendments shall become effective only at the Effective Time), and the By-Laws of Acquiror Sub shall be the Certificate of Incorporation and the By-Laws of the Surviving Corporation. The name of the Surviving Corporation shall be Rexworks Inc.

     1.05 Directors and Officers. The directors of Acquiror Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of Acquiror Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     1.06 Taking Necessary Action; Further Action. Acquiror, Acquiror Sub and the Company, respectively, shall each use its reasonable efforts to take all such action as may be necessary or appropriate to effectuate the Merger under the Delaware Law at the time specified in section 1.02. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all properties, interests, assets, rights, privileges, immunities, powers and franchises of either of the Constituent Corporations, the officers of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take, and shall take, all such lawful and necessary action.

     1.07 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c., 1000 North Water Street, Milwaukee, Wisconsin 53202, or at such other place as the parties hereto shall mutually agree, and will be effective at the Effective Time.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

     2.01 Conversion of Securities. At the Effective Time by virtue of the Merger and without any further action on the part of Acquiror, Acquiror Sub, the Company, the Surviving Corporation or the holders of any of the following securities:

          (a) each share of the common stock, $.12 par value, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock owned by Acquiror, Acquiror Sub or the Company or any direct or indirect subsidiary of Acquiror, Acquiror Sub or the Company and (ii) any Dissenting Shares (as defined in section 2.02)) shall be canceled and extinguished and be converted into and become a right to receive a cash payment of $1.6139 per share, without interest (the "Purchase Price" or the "Merger Consideration"); provided, however, that the Purchase Price shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or other change in the number of shares of Acquiror Common Stock outstanding;

          (b) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and owned by Acquiror, Acquiror Sub or the Company or any direct or indirect subsidiary of Acquiror, Acquiror Sub or the Company shall be canceled and extinguished and no payment shall be made with respect thereto;

          (c) each share of common stock, $.01 par value, of Acquiror Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation ("Surviving Corporation Common Stock"); and

     2.02 Dissenting Shares.

          (a) Notwithstanding anything in this Agreement to the contrary, if section 262 of the Delaware Law ("Subchapter 262") shall be applicable to the Merger, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have not voted such shares in favor of the Merger, who shall have delivered, prior to any vote on the merger, a written objection to the Merger in the manner provided in Subchapter 262 and who as of the Effective Time, shall not have effectively withdrawn or lost such right to dissenters' rights ("Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration pursuant to section 2.01, but the holders thereof shall be entitled only to such rights as are granted by Subchapter 262. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Subchapter 262 shall receive payment therefor from the Surviving Corporation in accordance with the Subchapter 262; provided, however, that if any such holder of Dissenting Shares shall have effectively withdrawn such holder's demand for appraisal of such shares or lost such holder's right to appraisal and

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

     payment of such shares under Subchapter 262, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares and each such share shall thereupon be deemed, as of the Effective Time, to have been canceled, extinguished and converted into and represent the right to receive payment from the Surviving Corporation of the Merger Consideration as provided in section 2.01.

          (b) The Company shall give Acquiror (i) prompt notice of any written demand for fair value, any withdrawal of a demand for fair value and any other instrument served pursuant to Subchapter 262 received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair value under such Subchapter 262. The Company shall not, except with the prior written consent of Acquiror, voluntarily make any payment with respect to any demand for fair value or offer to settle or settle any such demand.

     2.03 Exchange of Certificates.

          (a) Prior to the Effective Time, Acquiror shall designate a bank or trust company (the "Exchange Agent") to act as exchange agent in effecting the exchange of the Merger Consideration for certificates representing shares of Company Common Stock entitled to payment pursuant to section 2.01 (the "Certificates"). Immediately prior to the Effective Time, Acquiror shall deposit with the Exchange Agent an amount equal to the aggregate Merger Consideration (assuming there are no Dissenting Shares). The deposit will consist of cash sufficient in the aggregate for the Exchange Agent to make full payment of the Merger Consideration to the holders of all of the outstanding shares of Company Common Stock. The Exchange Agent shall hold such sums in escrow for the purposes set forth in section 2.01(b).

          (b) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of Certificates a letter of transmittal and instructions for use in surrendering Certificates and receiving the applicable Merger Consideration therefor. The form of the transmittal letter shall have been prepared by Acquiror, subject to the approval of the Company, prior to the Effective Time. Upon the surrender of each Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor an amount equal to the applicable Merger Consideration multiplied by the number of shares of Company Common Stock represented by such Certificate, and such Certificate shall be canceled. Until so surrendered and exchanged, each such Certificate shall represent solely the right to receive an amount equal to the Merger Consideration multiplied by the number of shares of Company Common Stock represented by such Certificate. No interest shall be paid or accrued on the Merger Consideration upon the surrender of the Certificates.

          If any Merger Consideration is to be paid to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other similar taxes required by reason of the payment of such Merger Consideration to a person other than the registered holder of the Certificate surrendered, or such person shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Common Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

          (c) Promptly following the date which is 180 days after the Effective Time, the Exchange Agent's duties shall terminate and any portion of the fund not disbursed pursuant to section 2.01(b) shall be released to the Surviving Corporation. Thereafter, each holder of a Certificate may surrender Certificates to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor an amount equal to the Merger Consideration multiplied by the number of shares of Company Common Stock represented by such Certificate, without any interest thereon, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation.

          (d) After the Effective Time there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Company Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration, as provided in this Article II, subject to applicable law in the case of Dissenting Shares.

     2.04 Stock Options. At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a "Company Stock Option") issued pursuant to the Company's stock option plans described on Schedule 3.11(a) (together, the "Company Stock Plans") shall be exercised by the holder or canceled and extinguished in a manner to be agreed upon by Acquiror and the Company, which shall not increase Acquiror's aggregate Purchase Price.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The term "Company Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all other similar changes or effects, is materially adverse to the condition (financial or otherwise), results of operations, businesses, properties, assets, or liabilities of the Company and its Subsidiaries, taken as a whole; provided, however, that the occurrence of any or all of the changes or events described on
Schedule 3.00(a) shall not, individually or in the aggregate, constitute a "Company Material Adverse Effect."

     The term "Person" as used in this Agreement shall mean an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act")).

     The term "Affiliate" as used in this Agreement shall mean, with respect to any Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the first mentioned Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

     The term "Subsidiary" (or its plural) as used in this Agreement with respect to the Company, Acquiror, the Surviving Corporation or any other person shall mean any corporation, partnership, joint venture or other legal entity of which the Company, Acquiror, the Surviving Corporation or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, greater than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     With respect to any representation, warranty or statement of the Company in this Agreement that is qualified by or to the Company's knowledge, such knowledge shall be deemed to exist only if, at the time as of which such representation, warranty or statement was made, any of the individuals listed on
Schedule 3.00(b) had actual knowledge of the matter to which such qualification applies.

     Except as set forth in the disclosure schedules delivered by the Company to Acquiror and Acquiror Sub prior to the execution of this Agreement, the Company makes the following representations and warranties to Acquiror and Acquiror Sub. Notwithstanding anything in this Agreement to the contrary, any matter disclosed in any part of the disclosure schedules shall be deemed to be disclosed in all parts of the disclosure schedules where such matter is required to be disclosed, regardless of whether such matter is specifically cross-referenced. The disclosure of any matter in the disclosure schedules shall not necessarily be deemed an indication that such matter is material or is required to be disclosed.

     3.01 Organization and Qualification; Subsidiaries. Except as set forth on
Schedule 3.01(a), each of the Company and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, except such jurisdictions if any, where the failure to be so qualified would not have a Company Material Adverse Effect. A true and complete list of all the Company's directly or indirectly owned Subsidiaries together with the jurisdiction of incorporation or organization of each Subsidiary and the percentage of each Subsidiary's outstanding capital stock or other equity interest owned by the Company or another Subsidiary of the Company, is set forth on Schedule 3.01(b).

     3.02 Certificate of Incorporation; By-Laws. The Company has furnished to Acquiror complete and correct copies of the Certificate of Incorporation and the By-Laws, as amended or restated, of the Company and each of its Subsidiaries. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Certificate of Incorporation or By-Laws, as amended or restated.

     3.03 Capitalization.

          (a) As of the date of this Agreement, the authorized capital stock of the Company consists of 4,300,000 shares of Company Common Stock, of which 1,896,668 shares are issued and outstanding, 248,413 shares reserved for issuance pursuant to the Company Stock Plans and 248,413 Company Stock Options are outstanding.

          (b) Information as of the date of this Agreement relating to the amounts of the authorized and issued and outstanding capital stock of each Subsidiary is listed on Schedule 3.03(b).

          (c) No shares of Company Common Stock are reserved for any purpose other than as described in this section 3.03. Since December 31, 1996, no shares of Company Common Stock have been issued by the Company, except pursuant to the exercise of outstanding Company Stock Options in accordance with their terms. Except as contemplated by this Agreement or as described on Schedule 3.03(c), there have been no changes in the terms of any outstanding Company Stock Options or the grant of any additional Company Stock Options since December 31, 1996. All outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable and are not subject to preemptive rights under the Delaware Law, the Company's Certificate of Incorporation or By-Laws or any agreement to which the Company is a party. Each of the outstanding shares of capital stock of, or other equity interests in, each of the Company's Subsidiaries has been duly authorized and is validly issued, fully paid and nonassessable, and such shares or other equity interests are owned by the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations on the Company's voting rights, charges or other encumbrances of any nature whatsoever, subject to federal and state securities laws. Except as contemplated by this Agreement or described in section 3.03(a) there are no options, warrants or other rights, agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, the Company or any of the Subsidiaries or obligating the Company or any of the Subsidiaries to grant, issue, sell or register for sale any shares of the capital stock of, or other equity interests in, the Company or any of the Subsidiaries. Except as set forth on Schedule 3.03(c), as of the date of this Agreement, there are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of Company Common Stock, or the capital stock of, or other equity interests in, any Subsidiary of the Company, or (ii) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Subsidiary of the Company, except for the provision of funds to, making an investment in (in the form of a loan, capital contribution or otherwise) or provision of any guarantees of obligations of Subsidiaries in the ordinary course of business.

     3.04 Authority; Vote Required.

          (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions

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

     contemplated by this Agreement, subject to required shareholder approval. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action, including such corporate action as may be required by section 251 of the Delaware Law, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than with respect to the approval of this Agreement by the holders of Company Common Stock in accordance with the Delaware Law and the Company's Certificate of Incorporation and By-Laws). This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law.

          (b) The affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of capital stock of the Company necessary to approve the Merger.

     3.05 No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not: (i) violate the Certificate of Incorporation or By-Laws of the Company or any of its Subsidiaries; (ii) subject to [a] obtaining the requisite approval of this Agreement by the holders of at least a majority of the outstanding shares of Company Common Stock in accordance with the Delaware Law and the Company's Certificate of Incorporation and By-Laws, [b] obtaining the consents, approvals, authorizations and permits of, and making filings with or notifications to, any governmental or regulatory authority, domestic or foreign ("Governmental Entities"), pursuant to the applicable requirements, if any, of the Securities Act of 1933 (the "Securities Act"), the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), the applicable provisions of Delaware law and the rules and regulations thereunder, the requirements of the National Association of Securities Dealers, Inc. ("NASD") or the NASDAQ National Market System, and the filing and recordation of appropriate merger documents as required by the Delaware Law, and [c] giving the notices and obtaining the consents, approvals, authorizations or permits described on Schedule 3.05(a), violate any laws applicable to the Company or any of its Subsidiaries or by which any of their respective properties is bound, other than a potential violation under any federal or state antitrust or similar laws, rules or regulations; or (iii) except as set forth on Schedule 3.05(a), result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties is bound, except for such violations, breaches or defaults as would not have a Company Material Adverse Effect.

          (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entities, except for applicable requirements, if any, of (i) the Securities Act, the Exchange Act, the HSR Act, and the requirements of the NASD and the NASDAQ National Market System, (ii) the consents, approvals, authorizations or permits described on Schedule 3.05(a), and (iii) the filing and recordation of appropriate merger documents as required by the Delaware Law, except for any consent, approvals, authorizations, permits, filings or notifications that, if not obtained, would not have a Company Material Averse Effect.

     3.06 Permits; Compliance. Except as set forth on Schedule 3.06, each of the Company and its Subsidiaries is in possession of all franchises, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), except for any Company Permits the absence of which would not have a Company Material Adverse Effect. To the knowledge of the Company, no suspension, revocation or cancellation of any of the Company Permits is pending or threatened. Neither the Company nor any of its Subsidiaries is operating in default under or violation of (i) any law applicable to the Company or any of its Subsidiaries or by which any of their respective properties is bound or (ii) any of the Company Permits, except for any such defaults or violations which would not have a Company Material Adverse Effect.

     3.07 Reports; Financial Statements.

          (a) Since December 31, 1996, (i) the Company has filed all forms, reports, statements and other documents required to be filed with [a] the Securities and Exchange Commission (the "SEC") including, without limitation, [i] all Annual Reports on Form 10-K, [ii] all Quarterly Reports on Form 10-Q, [iii] all proxy statements relating to meetings of shareholders (whether annual or special), [iv] all required Current Reports on Form 8-K, [v] all other reports or registration statements and [vi] all amendments and supplements to all such reports and registration statements, which amendments and supplements have been, to the knowledge of the Company, required to be filed (collectively, as amended or supplemented, the "Company SEC Reports"), and [b] any applicable state securities authorities; and (ii) the Company and each of its Subsidiaries have filed all forms, reports, statements and other documents required to be filed with any other applicable federal or state regulatory authorities, except as set forth on Schedule 3.07(a) or where the failure to file such forms, reports or statements would not have a Company Material Adverse Effect (all such forms, reports, statements and other documents in clauses (i) and (ii) of this section 3.07(a) being collectively referred to as the "Company Reports"). Such Company SEC Reports and Company Reports do not contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements therein not misleading.

          (b) Each of the consolidated financial statements (including, in each case, any related notes to such statements) contained in the Company SEC Reports (i) have been prepared in all material respects in accordance with the published rules and regulations of the SEC and generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except to the extent required by changes in GAAP and as may be indicated in the notes thereto) and (ii) fairly represent the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

          (c) Except as and to the extent reflected on, or reserved against in, the consolidated balance sheet of the Company and its Subsidiaries at December 31, 1996, including all notes thereto (the "Company Balance Sheet"), or as set forth on Schedule 3.07(c), neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Company or in the notes thereto, prepared in accordance with the published rules and regulations of the SEC and GAAP, except for liabilities or obligations incurred in the ordinary course of business since December 31, 1996 that, individually or in the aggregate, would not have a Company Material Adverse Effect.

     3.08 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports (or the notes thereto) or as contemplated by this Agreement, since December 31, 1996:

          (a) each of the Company and its Subsidiaries has conducted its business in the ordinary course and consistent with the Company's past practice;

          (b) there has not been any Company Material Adverse Effect;

          (c) except as set forth on Schedule 3.08, neither the Company nor any Subsidiary has made any material increase in compensation to officers or key employees or any material increase in any or created any new bonus, insurance, pension or other employee benefit plan, payment or arrangement (including, but not limited to, the granting of stock options) other than in the ordinary course of business and consistent with the Company's past practice;

          (d) neither the Company nor any Subsidiary has made any loans or advances to any officer, director, shareholder or Affiliate of the Company or of any Subsidiary (except for travel and business expense payments);

          (e) there has not been any change in the accounting methods or practices followed by the Company or any Subsidiary, except as required by GAAP;

          (f) the Company has not sold or disposed of material assets outside of the ordinary course of business, other than the sale of assets pertaining solely to the grinder and compactor divisions of the Company and those assets listed on Schedule 5.05(a); and

          (g) neither the Company nor any Subsidiary has entered into any commitment or other agreement to do any of the foregoing.

     3.09 Absence of Litigation.

          (a) Schedule 3.09(a) lists all claims, actions, suits, litigation, or arbitrations or, to the knowledge of the Company, investigations or proceedings affecting the Company or any of its Subsidiaries, at law or in equity, which are pending or, to the knowledge of the Company, threatened, and which has had or would reasonably be expected to have a Company Material Adverse Effect. There is no action pending seeking to enjoin or restrain the Merger.

          (b) Except as set forth on Schedule 3.09(b), neither the Company nor any of its Subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with or, to the knowledge of the Company, continuing investigation by, any Governmental Entity.

     3.10 Contracts; No Default. Schedule 3.10 lists each contract or agreement to which the Company or any of its Subsidiaries is a party concerning a partnership or joint venture with another Person or materially limiting the right of the Company or any of its Subsidiaries prior to the Effective Time, or Acquiror or any of its Subsidiaries at or after the Effective Time, to engage in, or to compete with any Person in, any business including each contract or agreement containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by the Company or any of its Subsidiaries prior to the Effective Time, or by the Acquiror or any of its Subsidiaries after the Effective Time.

     3.11 Employee Benefit Plans; Labor Matters.

          (a) Schedule 3.11(a) lists or describes any pension, retirement, savings, disability, medical, dental, health, life (including any individual life insurance policy as to which the Company is the owner, beneficiary or both), death benefit, group insurance, profit sharing, deferred compensation, stock option, bonus incentive, vacation pay, severance pay, "cafeteria" or "flexible benefit" plan under section 125 of the Internal Revenue Code of 1986 as amended (the "Code"), or other employee benefit plan, trust, arrangement, contract, agreement, policy or commitment, under which employees of the Company or its Subsidiaries are entitled to participate by reason of their employment with the Company or its Subsidiaries, (i) to which the Company or a Subsidiary is a party or a sponsor or a fiduciary thereof or (ii) with respect to which the Company or a Subsidiary has made payments, contributions or commitments, or has any liability (collectively, the "Employee Benefit Plans").

          (b) The Employee Benefit Plans have been operated and administered by the Company in compliance in all material respects with all applicable laws relating to employment or labor matters, including without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code.

          (c) Each Employee Benefit Plan that is intended to be tax qualified under section 401(a) of the Code has received, or the Company has applied for or will in a timely manner apply for, a favorable determination letter from the Internal Revenue Service (the "IRS") stating that the Plan meets the requirements of the Code and that any trust or trusts associated with the plan are tax exempt under section 501(a) of the Code.

          (d) The Company does not maintain any defined benefit plan covering employees of the Company or its Subsidiaries within the meaning of section 3(35) of ERISA.

          (e) Schedule 3.11(e) sets forth a list of all written employment agreements, employment contracts or understandings relating to employment (other than relating to "at-will" employment) to which the Company or any of its Subsidiaries is a party.

     3.12 Taxes. The Company has filed or caused to be filed with the appropriate Governmental Entities, all federal, state, municipal, and local income, franchise, excise, real and personal property, and other tax returns and reports that are required to be filed, and the Company is not delinquent in the payment of any material taxes shown on such returns or reports or on any material assessments for any such taxes received by it and has otherwise complied in all material respects with all legal requirements applicable to the Company with respect to all income, sales, use, real or personal property, excise or other taxes. The Company Balance Sheet includes adequate reserves for the payment of all accrued but unpaid federal, state, municipal and local taxes of the Company, including, without limitation, interest and penalties, whether or not disputed, for the year ended December 31, 1996 and for all fiscal years prior thereto. Except as set forth on Schedule 3.12, the Company has not executed or filed with the Internal Revenue Service any agreement extending the period for assessment and collection of any federal tax. The Company is not a party to any pending action or proceeding, nor, to the knowledge of the Company, has any action or proceeding been threatened, by any Governmental Entity for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against the Company.

     3.13 Intellectual Property Rights. To the knowledge of the Company, the Company and each of the Subsidiaries owns or possesses the right to use (in the manner and the geographic areas in which they are currently used) all patents, patents pending, trademarks, service marks, trade names, service names, slogans, registered copyrights, trade secrets and other intellectual property rights it currently uses, without any conflict or alleged conflict with the rights of others, except where any such conflict would not have a Company Material Adverse Effect.

     3.14 Insurance. All policies and binders of insurance for professional liability, directors and officers, property and casualty, fire, liability, worker's compensation and other customary matters held by or on behalf of the Company or its Subsidiaries ("Insurance Policies") have been made available to Acquiror. The Insurance Policies are in full force and effect. To the knowledge of the Company, the Company or its Subsidiaries have not failed to give any notice of any claim under any Insurance Policy in due and timely fashion, nor to the knowledge of the Company, has any coverage for claims been denied, which failure or denial has had or would have a Company Material Adverse Effect.

     3.15 Brokers. No broker, finder or investment banker other than The Chicago Corporation is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangements made by or on behalf of the Company.

     3.16 Title to Properties.

          (a) Schedule 3.16(a) lists all real property owned and leased by the Company and its Subsidiaries. The Company and its Subsidiaries have good title to all of their tangible properties and tangible assets, real and personal, free and clear of all mortgage liens and free and clear of all other liens, charges and encumbrances except liens for taxes not yet due and payable, and such other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property effected thereby or which, individually or in the aggregate, would not have a Company Material Adverse Effect.

          (b) To the knowledge of the Company, the leases for the real property described on Schedule 3.16(a) are in full force and effect and the Company holds a valid and existing leasehold interest under each of the leases. The Company has delivered to Acquiror complete and accurate copies of each of the leases described on Schedule 3.16.

          (c) Neither the Company nor any Subsidiary is in violation of any applicable material zoning ordinance or other law, regulation or requirement relating to the operation of any properties used in the operation of its business, which violation has had or would have a Company Material Adverse Effect, and neither the Company nor any Subsidiary has received any notice of any such violation, or the existence of any condemnation proceeding with respect to any of its real property.

     3.17 Labor Matters. Except for matters which will not cause a Company Material Adverse Effect (a) the Company and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice; (b) there is no unfair labor practice complaint against the Company or its Subsidiaries pending before the National Labor Relations Board; (c) there is no labor strike, dispute, slow down, representation campaign or work stoppage actually pending or threatened against or effecting the Company or its Subsidiaries; (d) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefore has been asserted against the Company or its Subsidiaries; and (e) neither the Company nor its Subsidiaries are experiencing any material work stoppage.

     3.18 Proxy Statement. The definitive Proxy Statement and related materials will comply with the Exchange Act in all material respects. The definitive proxy materials will not contain a untrue statement of material fact or omit a material fact necessary in order to make the statements made therein, in light of the circumstances under which they will be made, not misleading; provided, however, that the Company makes no representation or warranty with respect to any information that the Acquiror will supply for use in connection with such proxy materials.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

                          OF ACQUIROR AND ACQUIROR SUB

     The term "Acquiror Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all such other changes or effects, is materially adverse to the condition (financial or otherwise), results of operations business, properties, assets or liabilities of Acquiror and its Subsidiaries, taken as a whole.

     Acquiror and Acquiror Sub jointly and severally represent and warrant to the Company that:

     4.01 Organization and Qualification; Subsidiaries. Each of Acquiror and Acquiror Sub is a corporation, duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

     4.02 Authority. Each of Acquiror and Acquiror Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Acquiror and Acquiror Sub, and the consummation by Acquiror and Acquiror Sub of the transactions contemplated hereby, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Acquiror or Acquiror Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Acquiror and Acquiror Sub and constitutes a legal, valid and binding obligation of Acquiror and Acquiror Sub enforceable against Acquiror and Acquiror Sub in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law.

     4.03 No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by Acquiror and Acquiror Sub do not, and the performance of this Agreement by Acquiror and Acquiror will not, (i) violate the Certificate of Incorporation or By-Laws or equivalent organizational documents of Acquiror or Acquiror Sub, (ii) subject to obtaining the consents, approvals, authorizations and permits of, and making filings with or notifications to, any Governmental Entities pursuant to the applicable requirements, if any, of the Securities Act, any stock exchange or quotation service on which Acquiror's securities are listed or quoted, the HSR Act and the filing and recordation of appropriate merger documents as required by the Delaware Law, conflict with or violate any laws applicable to Acquiror or Acquiror Sub or by which any of their respective properties is bound or affected, except such as would not have an Acquiror Material Adverse Effect.

          (b) The execution and delivery of this Agreement by Acquiror and Acquiror Sub do not, and the performance of this Agreement by Acquiror and Acquiror Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entities, except as described in section 4.03(a) above.

     4.04 Ownership of Acquiror Sub; No Prior Activities.

          (a) Acquiror Sub was formed for the purpose of engaging in the transactions contemplated by this Agreement. As of the Effective Time, all of the outstanding capital stock of Acquiror Sub will be owned directly by Acquiror. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Acquiror Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreement or arrangements with any Person.

     4.05 Financing. Acquiror has the ability to and intends to finance the aggregate of the amounts payable pursuant to Article II with cash on hand and utilization of existing credit facilities. Acquiror will use its best efforts to ensure the continued availability of such financing and pay such amounts in accordance with the terms of this Agreement and will not take any action between the date hereof and the Effective Time which would impair its ability to obtain such financing.

                                   ARTICLE V

                                   COVENANTS

     5.01 Affirmative Covenants of the Company. With respect to the mixer division assets, operations, business and employees, the Company covenants and agrees that prior to the Effective Time, unless otherwise contemplated by this Agreement or consented to in writing by Acquiror, the Company will and will cause each of its Subsidiaries to:

          (a) operate its business in the ordinary course of business and consistent with its past practice;

          (b) use reasonable efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its respective officers and key employees and maintain the relationships with its respective key customers and suppliers;

          (c) subject to the provisions of the Acquiror Confidentiality Agreement (as hereinafter defined), confer with Acquiror at its reasonable request to report operational matters of a material nature and to report the general status of the ongoing operations of the business of the Company and its Subsidiaries;

          (d) Subject to the provisions of the Acquiror Confidentiality Agreement, from the date hereof until the Closing Date, the Company (i) will give, and will cause each of its Subsidiaries to give, Acquiror, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and its Subsidiaries, (ii) will furnish, and will cause each Subsidiary to furnish, to Acquiror, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company and the Subsidiaries as such persons may reasonably request, and (iii) will instruct the employees, counsel and financial advisors of the Company and the Subsidiaries to cooperate in all reasonable respects with Acquiror in its investigation of the Company and the Subsidiaries. From the date of this Agreement until the Effective Time, upon reasonable request, Acquiror shall be permitted to have one or more of its personnel at the Company's premises for purposes of due diligence and review of the business of the Mixer Division. Notwithstanding the foregoing, Acquiror shall not have access to information, analyses and materials prepared for the Company by ABN AMRO Chicago Corporation, personnel records, medical histories or other information which in the Company's good faith opinion is sensitive or the disclosure of which could subject the Company to risk of liability.

     5.02 Negative Covenants of the Company. Except as contemplated by this Agreement or consented to in writing by Acquiror, from the date of this Agreement until the Effective Time, the Company shall not do, and shall not permit any of its Subsidiaries to do, any of the following:

          (a) except as set forth on Schedule 5.02(a): (i) increase the compensation payable to any director, officer or employee of the Company or any of its Subsidiaries, except for increases in salary or wages payable or to become payable in the ordinary course of business and consistent with the policies currently in effect; (ii) grant any severance or termination pay (other than pursuant to the severance policy and agreements of the Company or its Subsidiaries currently in effect) to, or enter into any severance agreement with, any director or officer; (iii) subject to clause
     (i), enter into or amend any employment agreement with any director or officer that would extend beyond the Effective Time except on an at-will basis; or (iv) establish, adopt, enter into or amend any Employee Benefit Plan, except as may be required to comply with applicable law;

          (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock;

          (c) (i) redeem, purchase or otherwise acquire any shares of its or any of its Subsidiaries' capital stock or any securities or obligations convertible into or exchangeable for any shares of its or its Subsidiaries' capital stock, or any options, warrants or conversion or other rights to acquire any shares of its or its Subsidiaries capital stock; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its or its Subsidiaries' capital stock (except for the issuance of shares upon the exercise of options or warrants in accordance with their terms);

          (d) issue, deliver, award, grant or sell, or authorize the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations on voting rights, charges or other encumbrances) of, any shares of any class of its or its Subsidiaries' capital stock, any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares (except for the issuance of shares upon the exercise of options or warrants in accordance with their terms), or amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof, except as contemplated by this Agreement;

          (e) to the extent material, acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with the Company's past practice);

          (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any material amount of any of its or its Subsidiaries' assets (other than assets pertaining solely to the grinder and compactor divisions and the assets listed on Schedule 5.05(a)), except for dispositions in the ordinary course of business and consistent with the Company's past practice;

          (g) adopt any amendments to its Certificate of Incorporation or By-Laws;

          (h) except as set forth in Schedule 5.02(h); (i) change any of its methods of accounting in effect at December 31, 1996 or (ii) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1996, except in either case as may be required by law, the IRS, or GAAP or in the ordinary course of business consistent with past practice;

          (i) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except as approved by Acquiror in advance; or

          (j) agree in writing or otherwise to do any of the foregoing.

     5.03 Confidentiality Agreement. The parties will, and will cause their respective officers, employees, accountants, consultants, legal counsel and other representatives to, comply with all of their respective obligations under the Confidentiality Agreement entered into by the Company and Acquiror on February 11, 1997 concerning the Company's confidential information (the "Acquiror Confidentiality Agreement").

     5.04 Acquisition Proposals. Upon execution of this Agreement, the Company and its Subsidiaries and their respective officers, directors, employees, agents and advisors will immediately cease any existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal (as hereinafter defined). The Company may, directly or indirectly, furnish information and access, in each case only in response to requests that were not solicited by the Company (or any officer, director, employee, agent or advisor on its behalf) after the date of this Agreement, to any corporation, partnership, person or other entity or group (each, a "Potential Acquiror") pursuant to confidentiality agreements, and may participate in discussions and negotiate with a Potential Acquiror concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any Subsidiary or division of the Company, if such Potential Acquiror has submitted a written proposal to the Board of Directors relating to any such transaction, and the Board of Directors determines in good faith after consultation with independent legal counsel that the failure to provide such information or access or to engage in such discussions or negotiations would be inconsistent with their fiduciary duties to the Company's shareholders under applicable law. The Company shall notify Acquiror immediately if any such request or proposal, or any inquiry or contact with any Person with respect thereto, is made and shall keep Acquiror apprised of all developments that could reasonably be expected to culminate in the Board withdrawing, modifying or amending its recommendation of the Merger and the other transactions contemplated by this Agreement. The Company has entered into confidentiality agreements with other third parties substantially in the form of the Acquiror Confidentiality Agreement. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party unless, in the opinion of the Board of Directors after consultation with independent legal counsel, the failure to provide such release or waiver would be inconsistent with its fiduciary duties to the Company's shareholders under applicable law. For purposes of this section 5.04, the term "Acquisition Proposal" means any proposal or offer for a merger, consolidation or similar combination (other than the Merger contemplated by this Agreement) involving the Company or any Subsidiary and any Potential Acquiror, or any proposal or offer to acquire a significant equity interest in the Company, or a significant portion of the real estate or mixer division assets of the Company by a Potential Acquiror.

     5.05 Sale of Divisions.

          (a) Notwithstanding anything else in this Agreement to the contrary, the parties agree that prior to the Effective Time the Company may enter into an agreement (the "Purchase Agreement") with CMI Corporation ("Purchaser") for the sale of assets pertaining solely to the grinder and compactor divisions of the Company, together with the assets listed on
     Schedule 5.05(a) (collectively, the "Divisional Assets"). Such agreement shall be substantially consistent with the terms of the Company's Letter of Intent with Purchaser as reviewed by Acquiror. At or prior to Closing, the Company shall distribute to its shareholders all of the proceeds of the sale of the Divisional Assets, less the amount of all tax liabilities and unpaid transaction expenses pertaining to such sales.

          (b) If the Purchase Agreement is terminated prior to Closing or the Company gives written notice to Acquiror that the Company does not reasonably expect the sale of the Divisional Assets to Purchaser to be consummated, then Acquiror, Acquiror Sub and the Company will execute, upon request of the Company or Acquiror, an amendment to this Agreement (the "Amendment") providing, in lieu of the Merger contemplated by this Agreement, for the formation of a holding company as the sole shareholder of the Company ("Holdco"), the transfer of the Divisional Assets to Holdco and the sale of all of the outstanding shares of capital stock of the Company by Holdco to Acquiror.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.01 Proxy Statement.

          (a) As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC a proxy statement and a form of proxy to be sent to the shareholders of the Company in connection with the meeting of the Company's shareholders to consider the Merger (the "Shareholders' Meeting") (such proxy statement, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's shareholders, being the "Proxy Statement"). The Proxy Statement shall include the recommendation of the Company's Board of Directors in favor of the Merger and approval of this Agreement, unless outside legal counsel to the Company advise the Company's Board of Directors that the directors' fiduciary duties under applicable law make such recommendation inappropriate.

          (b) The information included in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to shareholders or at the time of the Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Shareholders' Meeting, any event or circumstance relating to the Company or any of its Subsidiaries, or its or their respective officers or directors, is discovered by the Company which should be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Acquiror. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act.

          (c) The Acquiror will provide the Company with whatever information and assistance in connection with the foregoing filings that the Company reasonably may request.

          (d) The Acquiror agrees as the sole shareholder of the Acquiror Sub to vote in favor of the Merger and to take all actions that may be required to approve the Merger and to effect the transactions contemplated by this Merger Agreement on behalf of the Acquiror Sub.

          (e) Each of the Parties will file (and the Company will cause each of its Subsidiaries to file) any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, will use its reasonable best efforts to obtain (and the Company will cause each of its Subsidiaries to use its reasonable best efforts to obtain) an early termination of the applicable waiting period, and will make (and the Company will cause each of its Subsidiaries to make) any further filings pursuant thereto that may be necessary, proper, or advisable.

     6.02 Meeting of Shareholders. The Company shall take all action necessary in accordance with the Delaware Law and its Certificate of Incorporation and By-Laws to convene the Shareholders' Meeting, and the Company shall consult with Acquiror in connection therewith. The Company shall use reasonable efforts to solicit from the shareholders of the Company proxies in favor of the Merger and shall take all other actions necessary or advisable to secure the vote or consent of shareholders required by the Delaware Law to approve this Agreement, including the retention of proxy solicitation agents if requested by Acquiror, unless otherwise required by the applicable fiduciary duties of directors or officers of the Company.

     6.03 Appropriate Action; Consents; Filings.

          (a) Subject to the terms and conditions herein provided, the Company, Acquiror and Acquiror Sub shall use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses or orders required to be obtained by Acquiror or the Company or any of their respective Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including, without limitation, the Merger, and (iii) make all necessary notifications and filings and thereafter make any other required submissions with respect to this Agreement and the Merger required under [a] the Securities Act, the Exchange Act and any other applicable federal or state securities laws, [b] the HSR Act, and [c] any other applicable law; provided that Acquiror and the Company shall cooperate with each other in connection with the making of all such filings. The Company and Acquiror shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement and Registration Statement) in connection with the transactions contemplated by this Agreement.

          (b) (i) The Company and Acquiror shall give (or cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, all reasonable efforts to obtain any third-party consents, [a] necessary to consummate the transactions contemplated in this Agreement, [b] disclosed or required to be disclosed in the disclosure schedules to this Agreement, or [c] required to prevent a Company Material Adverse Effect from occurring prior to the Effective Time.

          (ii) In the event that any party shall fail to obtain any third-party consent described in subsection (b)(i) above, such party shall use reasonable efforts, and shall take any such actions reasonably requested by the Company and Acquiror to minimize any adverse effect upon the Company, its Subsidiaries and its businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

          (c) From the date of this Agreement until the Effective Time, the Company shall promptly notify Acquiror in writing of any pending or, to the knowledge of the Company, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking material damages in connection with the Merger, (ii) alleging that the consent of such Governmental Entity or Person may be required in connection with the Merger or this Agreement, or (iii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Acquiror or, to the knowledge of the Company, its Subsidiaries, to own or operate all or any portion of the businesses or assets of the Company or its Subsidiaries.

          (d) From the date of this Agreement until the Effective Time, Acquiror shall promptly notify the Company in writing of any pending or, to the knowledge of Acquiror, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking material damages in connection with the Merger or (ii) seeking to restrain or prohibit the consummation of the

     Merger or otherwise limit the right of Acquiror or its Subsidiaries to own or operate all or any portion of the business or assets of the Company or its Subsidiaries.

     6.04 Update Disclosure; Breaches. From and after the date of this Agreement until the Effective Time, each party shall promptly notify the other parties hereto by written update to its disclosure schedules ("Update Schedule") of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, (b) the failure of the Company or Acquiror, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be reasonably likely to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (c) of any changes to the information contained in its disclosure schedule (including any change to any representations or warranties herein as to which no schedule has been created as of the date hereof but as to which a schedule would have been required hereunder to have been created on or before the date hereof if such change had existed on the date hereof).

     6.05 Public Announcements. The parties to this Agreement shall consult in good faith with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement without the prior written agreement of the other party, except as may be required by law or the requirements of the New York Stock Exchange or the NASDAQ National Market.

     6.06 Indemnification.

          (a) From and after the Effective Time, Acquiror shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers, directors, employees, agents and representatives of the Company and its Subsidiaries (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent permitted or required under the Delaware Law or other applicable state law (and shall also advance reasonable expenses as incurred to the fullest extent permitted under the Delaware Law or other applicable state law, provided that the persons to whom expenses are advanced provides an undertaking to repay such advances contemplated by the Delaware Law). Acquiror and Acquiror Sub agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any claim, action, suit, proceeding or investigation (a "Claim") existing in favor of the Indemnified Parties as provided in the Company's Certificate of Incorporation or By-Laws or other agreement or provisions, as in effect as of the date hereof, with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect.

          (b) Without limiting the foregoing, in the event any Claim is brought against any Indemnified Party (whether arising before or after the Effective Time) after the Effective Time (i) the Indemnified Parties may retain counsel satisfactory to them (subject to approval by Acquiror and the Surviving Corporation, which approval will not be unreasonably withheld or delayed), (ii) Acquiror and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received subject to the ability of Acquiror and the Surviving Corporation to receive such information relative to the legal services provided as is customarily provided and reasonably requested by Acquiror and the Surviving Corporation, and (iii) Acquiror and the Surviving Corporation will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither Acquiror nor the Surviving Corporation shall be liable for any settlement of any Claim effected without its written consent, which consent, however, shall not be unreasonably withheld or delayed. Any Indemnified Party wishing to claim indemnification under this section 6.06, upon learning of any such Claim, shall notify Acquiror (but the failure so to notify Acquiror shall not relieve it from any liability which it may have under this section 6.06 except to the extent such failure materially prejudices Acquiror). The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, as evidenced by the written opinion of counsel reasonably acceptable to Acquiror and the Surviving Corporation, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

          (c) The Surviving Corporation shall use reasonable efforts to obtain extended reporting endorsements on the fiduciary liability, professional liability and directors and officers liability policies currently covering the Company or any of its Subsidiaries or any of the Indemnified Parties, and will submit to the applicable insurer a full and complete list of any potential claims under the policy issued by such insurer. In the event the Surviving Corporation is unable to obtain extended coverage under its existing directors and officers liability insurance policies, Acquiror shall use reasonable efforts to provide similar coverage for the Indemnified Parties under policies then maintained by Acquiror; provided that such similar coverage is available to Acquiror at a cost not substantially higher than the Company's present coverage.

          (d) This section 6.06 is intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of Acquiror, Acquiror Sub, the Company and the Surviving Corporation.

     6.07 Obligations of Acquiror Sub. Acquiror shall take all action necessary to cause Acquiror Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

     6.08 Employee Benefits and Compensation. After the Effective Time, the employee benefit plans of the Surviving Corporation shall recognize for eligibility, vesting, accrual and all other purposes the credited service of employees of the Company and its Subsidiaries credited as of the Effective Time under the Company's Employee Benefit Plans on a basis that is consistent with the manner in which the Employee Benefit Plans of the Company recognized such employment for similar purposes.

                                  ARTICLE VII

                               CLOSING CONDITIONS

     7.01 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

          (a) Shareholder Approval. This Agreement and the Merger shall have been approved by the requisite vote of the shareholders of the Company.

          (b) No Action or Proceeding. There shall not have been instituted and there shall not be pending any action or proceeding by a Governmental Entity, and no such action or proceeding shall have been approved by a Governmental Entity with authority to institute such an action or proceeding, before any court of competent jurisdiction or governmental agency or regulatory or administrative body, and no order or decree shall have been entered in any action or proceeding before such court, agency or body of competent jurisdiction: (i) imposing or seeking to impose limitations on the ability of Acquiror to acquire or hold or to exercise full rights of ownership of any securities of the Company or any of its Subsidiaries; (ii) imposing or seeking to impose limitations on the ability of Acquiror to combine and operate the business and assets of the Company with any of Acquiror's Subsidiaries or other operations; (iii) imposing or seeking to impose other sanctions, damages or liabilities arising out of the Merger on Acquiror, Acquiror Sub, the Company or any of their officers or directors; (iv) requiring or seeking to require divestiture by Acquiror of all or any material portion of the business, assets or property of the Company and its Subsidiaries; or (v) restraining, enjoining or prohibiting or seeking to restrain, enjoin or prohibit the consummation of the Merger, in each case, with respect to clauses (i) through (iv) above, which would or is reasonably likely to result in a Company Material Adverse Effect at or prior to or after the Effective Time or, with respect to clauses (i) through (v) above, which would or is reasonably likely to subject any of their respective officers or directors to any penalty or criminal liability. Notwithstanding the foregoing, prior to invoking the condition set forth in this section 7.01(b), the party seeking to invoke it shall have used its reasonable efforts to have any such pending or approved action or proceeding withdrawn or dismissed or such order or decree vacated.

          (c) HSR Act. The applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

          (d) Other Approvals or Notices. All other consents, waivers, approvals and authorizations required to be obtained from, and all filings or notices required to be made with, any Governmental Entity by Acquiror or the Company or any Subsidiary prior to consummation of the transactions contemplated in this Agreement (other than the filing and recordation of Merger documents in accordance with the Delaware Law) shall have been obtained from and made with all required Governmental Entities, except for such consents, waivers, approvals or authorizations which the failure to obtain, or such filings or notices which the failure to make, would not have a Company Material Adverse Effect prior to or after the Effective Time or an Acquiror Material Adverse Effect before or after the Effective Time or be reasonably likely to subject the Company, Acquiror, Acquiror Sub or any of their respective Subsidiaries or any of their respective officers, directors, employees, agents or representatives to substantial penalty or criminal liability.

          (e) Transfer of Divisional Assets. The sale of the Divisional Assets to the Purchaser shall have been consummated on terms and conditions reasonably satisfactory to the Company and Acquiror.

          (f) Transfer of Real Property. The Company shall have completed the transfer of the real property owned by the Company located at 445 West Oklahoma Avenue, Milwaukee, Wisconsin and at 550 West Oklahoma Avenue, Milwaukee, Wisconsin, to Acquiror, on terms and conditions reasonably satisfactory to Company and the Acquiror, in exchange for the receipt by the Company from Acquiror of immediately available funds in the amount of $1,756,000.

          (g) Fairness Opinion. The Company shall have received from ABN AMRO Chicago Corporation an opinion, dated as of the date of the Proxy Statement, to the effect that the consideration which the Company's shareholders will receive pursuant to the Merger is fair to the Company's shareholders from a financial point of view.

     7.02 Additional Conditions to Obligations of Acquiror and Acquiror Sub. The obligations of Acquiror and Acquiror Sub to effect the Merger and the other transactions contemplated in this Agreement are also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part:

          (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects when made and the information contained therein, as updated by any Update Schedule, taken as a whole, shall not have materially adversely changed; and each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the Effective Time. Acquiror shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to that effect.

          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except to the extent failure to perform is caused by or is consented to by Acquiror or Acquiror Sub. Acquiror shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to that effect.

          (c) Consents Under Agreements. The Company shall have obtained the third-party consents described in subsection 6.03(b)(i), except those for which the failure to obtain such consents and approvals would not have a Company Material Adverse Effect prior to or after the Effective Time or an Acquiror Material Adverse Effect before or after the Effective Time, other than as contemplated by subsection 6.03(b)(ii).

          (d) Opinion of Counsel. The Acquiror and the Acquiror Sub shall have received an opinion of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. counsel to the Company, addressed to Acquiror and Acquiror Sub, dated as of the Effective Time, and reasonably satisfactory in form and substance to Acquiror, Acquiror Sub and its counsel, to the following effect:

             (i) The Company and each Subsidiary is a corporation existing under the laws of the State of Delaware and, based solely on a certificate of the Secretary of State of Delaware, [a] has filed with the Secretary of State during its most recently completed report year the required annual report; [b] is not the subject of a proceeding under the Delaware Law, to cause its administrative dissolution; [c] no determination has been made by the Secretary of State that grounds exist for such action with respect to the Company or any Subsidiary; [d] no filing has been made with the Secretary of State of a decree of dissolution with respect to the Company or any Subsidiary; and [e] Certificate of Dissolution of the Company or any Subsidiary have not been filed with the Secretary of State. Immediately prior to the Effective Time, the Company was the sole registered holder of record of the number of shares of stock or equity interests in its Subsidiaries as is set forth in the Agreement and the Company Disclosure Schedule with respect to section 3.03(b). The Company and its Subsidiaries have the corporate power to carry on their respective businesses as currently being conducted.

             (ii) The Agreement and Plan of Merger (the "Agreement") is a legal, valid and binding obligation of the Company [a] except as the Agreement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally; and [b] subject to general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether considered in a proceeding in equity or at law. Counsel expresses no opinion with respect to section 8.03(e) of the Agreement. The execution, delivery and performance by the Company of the Agreement have been duly authorized by all necessary corporation action, including the requisite approval of the shareholders of the Company. Under the Delaware Law and the Company's Certificate of Incorporation and By-Laws, the Company's shareholders and Board of Directors properly approved the Merger in accordance with the terms of the Agreement. Upon filing the Certificate of Merger as contemplated by the Agreement, the Merger shall be effective under Delaware law.

             (iii) The execution and delivery of the Agreement and the performance by the Company of its terms do not [a] contravene or conflict with any provision of the Certificate of Incorporation or By-Laws of the Company; or [b] violate any order, judgment or decree of any Delaware or federal court or governmental instrumentality to which the Company is subject and of which such counsel has knowledge.

             (iv) The authorized capital stock of the Company consists of 4,300,000 authorized shares of Company Common Stock, par value $.12 per share, of which, to the knowledge of such counsel, 1,896,668 shares are issued and outstanding, fully paid and nonassessable. To the knowledge of such counsel, the Company does not have outstanding any stock or securities convertible into or exchangeable for any shares of capital stock or any preemptive rights or other rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments, rights or claims of any other character relating to the issuance of, any capital stock or any stock or securities convertible into or exchangeable for any capital stock other than as set forth in [a] the Certificate of Incorporation and [b] the Agreement or the Disclosure Schedules. To the knowledge of such counsel, except as set forth in the Certificate of Incorporation and as set forth in the Agreement or the Disclosure Schedules, the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of capital stock of the Company.

             (v) There are no preemptive rights of stockholders under the Certificate of Incorporation of the Company or as a matter of law under the Delaware Law with respect to the Agreement or the Merger.

             (vi) To the knowledge of such counsel, there is no action, suit, investigation or proceeding pending or threatened against the Company or any properties or rights of the Company by or before any court, arbitrator or administrative or governmental body which questions the validity of the Agreement or any action which has been or is to be taken by the Company thereunder.

          (e) Long-Term Debt. The Company's long-term debt, including any current portions thereof, shall have been paid in full prior to the Closing.

          (f) Purchase Price. The aggregate Purchase Price payable pursuant to
     Article II shall not be more than $200,000 higher than what the aggregate Purchase Price would be if calculated as of the Closing Date in accordance with the formula attached hereto as Exhibit B (the "Closing Date Calculation"), provided that (i) the Closing Date Calculation will give effect to any severance payments made by the Company on a net after-tax basis by including the expected tax deduction that will accrue to the Company as a result of such severance payments, and (ii) the value of any inventory approved by Acquiror for inclusion in the calculation of the Purchase Price as of the date of this Agreement will be the value of such inventory for the Closing Date Calculation to the extent that the Company retains such inventory on the Closing Date. Acquiror, however, may examine the value of any inventory acquired by the Company after the date of this Agreement. Prior to Closing, the parties will cooperate in preparing the Closing Date Calculation to verify satisfaction of the foregoing condition. Acquiror and the Company will endeavor in good faith to resolve any disputes in the determination of the Closing Date Calculation. In the absence of a resolution of the disputed items on the Closing Date, Acquiror and the Company will promptly select an independent certified public accountant (the "Independent Accountant") from a nationally recognized public accounting firm to act as arbitrator to decide the disputed items and to prepare the Closing Date Calculation. The Closing Date Calculation as determined by the Independent Accountant will be conclusive and binding on Acquiror and the Company. The fees and expenses of the Independent Accountant will be divided equally between Acquiror and the Company.

     7.03 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated in this Agreement is also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part;

          (a) Representations and Warranties. Each of the representations and warranties of Acquiror contained in this Agreement shall have been true and correct in all material respects when made and the information contained therein, as updated by any Update Schedule, taken as a whole, shall not have materially adversely changed; and each other representations and warranties of the Acquiror contained in this Agreement shall be true and correct in all material respects as of the Effective Time. The Company shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Acquiror to that effect.

          (b) Agreements and Covenants. Acquiror and Acquiror Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Effective Time. The Company shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Acquiror to that effect.

          (c) Opinion of Counsel. The Company shall have received an opinion of Kranitz & Philipp, counsel to Acquiror and Acquiror Sub, addressed to the Company, dated as of the Effective Time, and reasonably satisfactory in form and substance to the Company and its counsel, to the following effect:

             (i) Acquiror is a corporation existing in good standing under the laws of the State of Delaware, based solely on a certificate of the Delaware Secretary of State. Acquiror Sub is a corporation existing in good standing under the laws of the state of Delaware, based solely on a certificate of the Delaware Secretary of State. Acquiror owns, directly or indirectly, all of the capital stock of Acquiror Sub.

             (ii) The execution, delivery and performance of the Agreement and Plan of Merger (the "Agreement") has been duly authorized by all requisite corporate action on the part of Acquiror and Acquiror Sub. The Agreement constitutes the legally valid and binding obligations of Acquiror and Acquiror Sub, enforceable in accordance with its terms, subject to the following qualifications: [a] the enforceability against Acquiror or Acquiror Sub of the Agreement in accordance with its terms may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally; [b] the enforceability of the Agreement is subject to the effect of general principles of equity and the possible unavailability of specific performance or injunctive relief regardless of whether considered in a proceeding in equity or at law; and [c] no opinion is expressed as to any provision of the Agreement providing for the indemnification of persons for liability under federal or other securities laws.

             (iii) Exclusion and delivery of the Agreement and the performance of the Acquiror of its terms do not [a] contravene or conflict with any provision of the Certificate of Incorporation or By Laws of the Acquiror; or [b] violate any order, judgment or decree of any Delaware or federal court or governmental instrumentality to which the Company is subject and of which such counsel has knowledge.

             (iv) To the knowledge of such counsel, there is no action, suit, investigation or proceeding pending or threatened against the Acquiror or any properties or rights of Acquiror by or before any court, arbitrator or administrative or governmental body which questions suability of the Agreement or any action which has been or is to be taken by the Acquiror thereunder.

          (d) Toll Manufacturing Agreement. The Company, Acquiror, Acquiror Sub and Purchaser shall have entered into a Toll Manufacturing Agreement in a form reasonably satisfactory to the Company, Acquiror and Purchaser.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the shareholders of the Company:

          (a) by mutual written consent of Acquiror and the Company;

          (b) by either Acquiror or the Company in the event the conditions to such party's (the "Nonfailing Party") obligations under Article VII shall not have been met or waived by the Nonfailing Party on or prior to December 31, 1997, but only if the party terminating has not caused the condition giving rise to termination to be not satisfied through its own action or inaction;

          (c) by either Acquiror or the Company if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Entity preventing or prohibiting consummation of the Merger shall have become final and nonappealable;

          (d) by Acquiror, if (i) the Board of Directors of the Company withdraws, modifies or changes in a manner materially adverse to Acquiror its recommendation of this Agreement or Merger or shall have resolved to do any of the foregoing, or (ii) the Board of Directors of the Company shall have recommended to the shareholders of the Company any proposed acquisition of the Company by any Person or any "group" (as such term is defined under section 13(d) of the Exchange Act) other than Acquiror and its Affiliates by [a] merger, consolidation, share exchange, business combination or other similar transaction, [b] purchase of all or a substantial part of the assets of the Company and its Subsidiaries, taken as a whole, or [c] the acquisition of more than 50% of the Company's outstanding equity securities (a "Competing Transaction") or resolved to do so, or (iii) a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of the Company is commenced, the Board of Directors of the Company, within 10 business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its

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

     shareholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its shareholders;

          (e) by the Company if, in the exercise of its judgment as to its fiduciary duties to its shareholders as imposed by applicable law and, after consultation with and receipt of advice from outside legal counsel, the Company's Board of Directors determines that such termination is required by reasons of any Competing Transaction being made or proposed; or

          (f) by either Acquiror or the Company, if any Update Schedule of the other party contains disclosures of any fact or condition which makes untrue, or shows to have been untrue, any representation or warranty by the other party in this Agreement, unless concurrently with the delivery of the Update Schedule, the other party represents and warrants that the disclosed fact or condition can and will be corrected at the other party's expense prior to the Effective Time; provided that the effect of the fact or condition so disclosed upon the representation or warranty so affected constitutes a Company Material Adverse Effect or Acquiror Material Adverse Effect, as applicable.

     8.02 Effect of Termination. Subject to the remedies of the parties set forth in section 8.03(c), in the event of the termination of this Agreement pursuant to section 8.01, this Agreement shall forthwith become void, and, subject to sections 8.03(c) and (d) there shall be no liability under this Agreement on the part of Acquiror, Acquiror Sub or the Company or any of their respective officers or directors and all rights and obligations of each party hereto shall cease. The Acquiror's Confidentiality Agreement shall survive any termination of this Agreement.

     8.03 Expenses.

          (a) Except as provided in section 8.03(c), all Expenses incurred by the parties shall be borne solely and entirely by the party which has incurred the same. The Company shall pay for all Expenses related to printing, filing and mailing the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement.

          (b) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated by this Agreement.

          (c) The Company and Acquiror each agree that with respect to any termination of this Agreement pursuant to section 8.01(b) as a direct result of a material intentional breach by a party of any of its covenants or agreements contained in this Agreement, all remedies available to the other party either in law or equity shall be preserved and survive the termination of this Agreement.

          (d) If all conditions to the obligations of a party at Closing contained in Article VII of this Agreement have been satisfied (or waived by the party entitled to waive such conditions), and the other party does not proceed with the Closing, all remedies available to the other parties, either at law or in equity, on account of such failure to close, including, without limitation, the right to seek specific performance of this Agreement as well as the right to pursue a claim for damages on account of a breach of this Agreement, shall be preserved and shall survive any termination of this Agreement.

          (e) The Company agrees that if this Agreement is terminated pursuant to section 8.01(d) or section 8.01(e), Company shall pay to Acquiror the sum of $400,000. Such payment shall be made as promptly as practicable but in no event later than the third business day following termination of this Agreement and shall be made by wire transfer of immediately available funds to an account designated by Acquiror. The Company and Acquiror each agree that the payment provided for in section 8.03(e) shall be the sole and exclusive remedy of Acquiror upon any termination of this Agreement as described in section 8.03(e) and such remedies shall be limited to the sum stipulated in section 8.03(e) regardless of the circumstances (including willful or deliberate conduct) giving rise to such termination.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.01 Non-Survival of Representations and Warranties. The respective representations and warranties of the parties in this Agreement shall expire with, and be terminated and extinguished upon, consummation of the Merger or termination of this Agreement, and thereafter neither the Company, Acquiror nor any of their respective officers, directors or employees shall have any liability whatsoever with respect to any such representation or warranty. This section 9.01 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after consummation of the Merger.

     9.02 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made upon receipt, if delivered personally, on the third business day following deposit in the U.S. mail if mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or when sent by electronic transmission to the telecopier number specified below with receipt acknowledged:

     (a) If to Acquiror or Acquiror Sub:

         Giuffre Bros. Cranes, Inc.
         6635 South 13th Street
         Milwaukee, WI 53221
         Telecopier No. 414-764-8180
         Attention: Mr. Frank Giuffre, President

         With a copy to:

         Gordon F. Barrington, Esq.
         224 North 76th Street
         Suite 100
         Wauwatosa, WI 53213
         Telecopier No. 414-771-8030

     (b) If to the Company:

         Rexworks Inc.
         445 West Oklahoma Avenue
         Milwaukee, WI 53207
         Facsimile: 414-747-7345
         Attention: Mr. Laurance R. Newman, President and Chief Executive
         Officer

         With a copy to:

         Reinhart, Boerner, Van Deuren,
         Norris & Rieselbach, s.c.
         1000 North Water Street, Suite 2100
         Milwaukee, WI 53202
         Telecopier No: 414-298-8097
         Attention: James M. Bedore, Esq.

     9.03 Amendment. This Agreement may be amended by the parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that after approval of this Agreement by the shareholders of the Company, no amendment may be made without further approval of such shareholders, which amendment would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

     9.04 Waiver. At any time prior to the Effective Time, any party may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained in this Agreement or in any document delivered pursuant to this Agreement, and (c) waive compliance by any other party with any of the agreements or conditions contained in this Agreement. Notwithstanding the foregoing, no failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by a party or parties to be bound thereby.

     9.05 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.06 Severability. If any term or other provision of this Agreement is finally adjudicated by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     9.07 Entire Agreement. This Agreement (together with the Acquiror's Confidentiality Agreement, the Exhibits, the disclosure schedules to this Agreement and the other documents delivered pursuant hereto), constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. The parties hereby acknowledge that, no party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until the consummation thereof.

     9.08 Assignment. This Agreement shall not be assigned, whether by operation of law or otherwise.

     9.09 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of and be enforceable by each party and its respective successors, and nothing in this Agreement, express or implied, other than pursuant to section 2.04 and sections 6.06 and 6.08 or the right to receive the consideration payable in the Merger pursuant to Article II, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     9.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

     9.11 Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     9.12 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

     9.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

                                        REXWORKS INC.

                                        By       /s/ LAURANCE R. NEWMAN

                                           -------------------------------------
                                             Laurance R. Newman, President and
                                                  Chief Executive Officer

                                        GIUFFRE BROS. CRANES, INC.

                                        By         /s/ FRANK GIUFFRE

                                           -------------------------------------
                                                 Frank Giuffre, President

                                        13TH STREET ACQUISITION CORPORATION

                                        By         /s/ FRANK GIUFFRE

                                           -------------------------------------
                                                 Frank Giuffre, President